CUSIP No. 46118H104	13G/A	Page 1 of 22 Pages

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

intralinks holdings, inc.
(Name of Issuer)

COMMON STOCK, $0.0001 PAR VALUE PER SHARE
(Title and Class of Securities)

46118H104
(CUSIP number)

December 31, 2013
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[__] Rule 13d-1(b)

[__] Rule 13d-1(c)

[ X] Rule 13d-1(d)

________________________________

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 46118H104	13G/A	Page 2 of 22 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rho Ventures IV QP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER --0--
	6.	SHARED VOTING POWER 7,584,296 (2)
	7.	SOLE DISPOSITIVE POWER --0--
	8.	SHARED DISPOSITIVE POWER 7,584,296 (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,584,296 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.6% (3)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1) This statement on Schedule 13G is filed by Rho Ventures IV, L.P. (“RV IV”), Rho Ventures IV GmbH & Co. Beteiligungs KG (“RV KG”), Rho Ventures IV QP, L.P. (“RV QP”), Rho Ventures IV Holdings, LLC (“RV IV Holdings”), Rho Ventures III Holdings, LLC (“RV III Holdings”), Rho Venture Partners Holdings, LLC (“RVPH”), Rho Investment Partners Holdings, LLC (“RIPH”), Rho Management Ventures IV, L.L.C. (“RMV”), Rho Capital Partners Verwaltungs GmbH (“RCP GmbH”), Rho Capital Partners, LLC (“RCP”), Joshua Ruch (“Ruch”), Habib Kairouz (“Kairouz”) and Mark Leschly (“Leschly,” together with RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH, RIPH, RMV, RCP GmbH, RCP, Ruch and Kairouz, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 260,030 shares held by RV IV, (ii) 1,432,203 shares held by RV KG, (iii) 1,374,283 shares held by RV QP, (iv) 1,271,901 shares held by RV IV Holdings, (v) 2,331,051 shares held by RV III Holdings, (vi) 457,416 shares held by RVPH and (vii) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RV IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings, RVPH and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. Ruch and Leschly hold no shares of the Issuer directly.

(3) This percentage set forth on the cover sheets are calculated based on 55,952,538 shares of Common Stock reported to be outstanding as of November 4, 2013 as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2013 as filed with the Securities and Exchange Commission (“SEC”) on November 8, 2013.

CUSIP No. 46118H104	13G/A	Page 3 of 22 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rho Ventures IV, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER --0--
	6.	SHARED VOTING POWER 7,584,296 (2)
	7.	SOLE DISPOSITIVE POWER --0--
	8.	SHARED DISPOSITIVE POWER 7,584,296 (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,584,296 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.6% (3)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 260,030 shares held by RV IV, (ii) 1,432,203 shares held by RV KG, (iii) 1,374,283 shares held by RV QP, (iv) 1,271,901 shares held by RV IV Holdings, (v) 2,331,051 shares held by RV III Holdings, (vi) 457,416 shares held by RVPH and (vii) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RV IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings, RVPH and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. Ruch and Leschly hold no shares of the Issuer directly.

(3) This percentage set forth on the cover sheets are calculated based on 55,952,538 shares of Common Stock reported to be outstanding as of November 4, 2013 as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2013 as filed with the Securities and Exchange Commission (“SEC”) on November 8, 2013.

CUSIP No. 46118H104	13G/A	Page 4 of 22 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rho Ventures IV GmbH & Co. Beteiligungs KG
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER --0--
	6.	SHARED VOTING POWER 7,584,296 (2)
	7.	SOLE DISPOSITIVE POWER --0--
	8.	SHARED DISPOSITIVE POWER 7,584,296 (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,584,296 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.6% (3)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 260,030 shares held by RV IV, (ii) 1,432,203 shares held by RV KG, (iii) 1,374,283 shares held by RV QP, (iv) 1,271,901 shares held by RV IV Holdings, (v) 2,331,051 shares held by RV III Holdings, (vi) 457,416 shares held by RVPH and (vii) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RV IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings, RVPH and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. Ruch and Leschly hold no shares of the Issuer directly.

(3) This percentage set forth on the cover sheets are calculated based on 55,952,538 shares of Common Stock reported to be outstanding as of November 4, 2013 as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2013 as filed with the Securities and Exchange Commission (“SEC”) on November 8, 2013.

CUSIP No. 46118H104	13G/A	Page 5 of 22 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rho Ventures IV Holdings, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER --0--
	6.	SHARED VOTING POWER 7,584,296 (2)
	7.	SOLE DISPOSITIVE POWER --0--
	8.	SHARED DISPOSITIVE POWER 7,584,296 (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,584,296 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.6% (3)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 260,030 shares held by RV IV, (ii) 1,432,203 shares held by RV KG, (iii) 1,374,283 shares held by RV QP, (iv) 1,271,901 shares held by RV IV Holdings, (v) 2,331,051 shares held by RV III Holdings, (vi) 457,416 shares held by RVPH and (vii) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RV IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings, RVPH and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. Ruch and Leschly hold no shares of the Issuer directly.

(3) This percentage set forth on the cover sheets are calculated based on 55,952,538 shares of Common Stock reported to be outstanding as of November 4, 2013 as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2013 as filed with the Securities and Exchange Commission (“SEC”) on November 8, 2013.

CUSIP No. 46118H104	13G/A	Page 6 of 22 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rho Ventures III Holdings, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER --0--
	6.	SHARED VOTING POWER 7,584,296 (2)
	7.	SOLE DISPOSITIVE POWER --0--
	8.	SHARED DISPOSITIVE POWER 7,584,296 (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,584,296 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.6% (3)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 260,030 shares held by RV IV, (ii) 1,432,203 shares held by RV KG, (iii) 1,374,283 shares held by RV QP, (iv) 1,271,901 shares held by RV IV Holdings, (v) 2,331,051 shares held by RV III Holdings, (vi) 457,416 shares held by RVPH and (vii) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RV IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings, RVPH and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. Ruch and Leschly hold no shares of the Issuer directly.

(3) This percentage set forth on the cover sheets are calculated based on 55,952,538 shares of Common Stock reported to be outstanding as of November 4, 2013 as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2013 as filed with the Securities and Exchange Commission (“SEC”) on November 8, 2013.

CUSIP No. 46118H104	13G/A	Page 7 of 22 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rho Venture Partners Holdings, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER --0--
	6.	SHARED VOTING POWER 7,584,296 (2)
	7.	SOLE DISPOSITIVE POWER --0--
	8.	SHARED DISPOSITIVE POWER 7,584,296 (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,584,296 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.6% (3)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 260,030 shares held by RV IV, (ii) 1,432,203 shares held by RV KG, (iii) 1,374,283 shares held by RV QP, (iv) 1,271,901 shares held by RV IV Holdings, (v) 2,331,051 shares held by RV III Holdings, (vi) 457,416 shares held by RVPH and (vii) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RV IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings, RVPH and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. Ruch and Leschly hold no shares of the Issuer directly.

(3) This percentage set forth on the cover sheets are calculated based on 55,952,538 shares of Common Stock reported to be outstanding as of November 4, 2013 as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2013 as filed with the Securities and Exchange Commission (“SEC”) on November 8, 2013.

CUSIP No. 46118H104	13G/A	Page 8 of 22 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rho Investment Partners Holdings, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER --0--
	6.	SHARED VOTING POWER 7,584,296 (2)
	7.	SOLE DISPOSITIVE POWER --0--
	8.	SHARED DISPOSITIVE POWER 7,584,296 (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,584,296 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.6% (3)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 260,030 shares held by RV IV, (ii) 1,432,203 shares held by RV KG, (iii) 1,374,283 shares held by RV QP, (iv) 1,271,901 shares held by RV IV Holdings, (v) 2,331,051 shares held by RV III Holdings, (vi) 457,416 shares held by RVPH and (vii) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RV IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings, RVPH and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. Ruch and Leschly hold no shares of the Issuer directly.

(3) This percentage set forth on the cover sheets are calculated based on 55,952,538 shares of Common Stock reported to be outstanding as of November 4, 2013 as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2013 as filed with the Securities and Exchange Commission (“SEC”) on November 8, 2013.

CUSIP No. 46118H104	13G/A	Page 9 of 22 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rho Management Ventures IV, L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER --0--
	6.	SHARED VOTING POWER 7,584,296 (2)
	7.	SOLE DISPOSITIVE POWER --0--
	8.	SHARED DISPOSITIVE POWER 7,584,296 (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,584,296 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.6% (3)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 260,030 shares held by RV IV, (ii) 1,432,203 shares held by RV KG, (iii) 1,374,283 shares held by RV QP, (iv) 1,271,901 shares held by RV IV Holdings, (v) 2,331,051 shares held by RV III Holdings, (vi) 457,416 shares held by RVPH and (vii) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RV IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings, RVPH and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. Ruch and Leschly hold no shares of the Issuer directly.

(3) This percentage set forth on the cover sheets are calculated based on 55,952,538 shares of Common Stock reported to be outstanding as of November 4, 2013 as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2013 as filed with the Securities and Exchange Commission (“SEC”) on November 8, 2013.

CUSIP No. 46118H104	13G/A	Page 10 of 22 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rho Capital Partners Verwaltungs GmbH
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER --0--
	6.	SHARED VOTING POWER 7,584,296 (2)
	7.	SOLE DISPOSITIVE POWER --0--
	8.	SHARED DISPOSITIVE POWER 7,584,296 (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,584,296 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.6% (3)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 260,030 shares held by RV IV, (ii) 1,432,203 shares held by RV KG, (iii) 1,374,283 shares held by RV QP, (iv) 1,271,901 shares held by RV IV Holdings, (v) 2,331,051 shares held by RV III Holdings, (vi) 457,416 shares held by RVPH and (vii) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RV IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings, RVPH and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. Ruch and Leschly hold no shares of the Issuer directly.

(3) This percentage set forth on the cover sheets are calculated based on 55,952,538 shares of Common Stock reported to be outstanding as of November 4, 2013 as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2013 as filed with the Securities and Exchange Commission (“SEC”) on November 8, 2013.

CUSIP No. 46118H104	13G/A	Page 11 of 22 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rho Capital Partners LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER --0--
	6.	SHARED VOTING POWER 7,584,296 (2)
	7.	SOLE DISPOSITIVE POWER --0--
	8.	SHARED DISPOSITIVE POWER 7,584,296 (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,584,296 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.6% (3)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 260,030 shares held by RV IV, (ii) 1,432,203 shares held by RV KG, (iii) 1,374,283 shares held by RV QP, (iv) 1,271,901 shares held by RV IV Holdings, (v) 2,331,051 shares held by RV III Holdings, (vi) 457,416 shares held by RVPH and (vii) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RV IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings, RVPH and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. Ruch and Leschly hold no shares of the Issuer directly.

(3) This percentage set forth on the cover sheets are calculated based on 55,952,538 shares of Common Stock reported to be outstanding as of November 4, 2013 as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2013 as filed with the Securities and Exchange Commission (“SEC”) on November 8, 2013.

CUSIP No. 46118H104	13G/A	Page 12 of 22 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Joshua Ruch
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER --0--
	6.	SHARED VOTING POWER 7,584,296 (2)
	7.	SOLE DISPOSITIVE POWER --0--
	8.	SHARED DISPOSITIVE POWER 7,584,296 (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,584,296 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.6% (3)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 260,030 shares held by RV IV, (ii) 1,432,203 shares held by RV KG, (iii) 1,374,283 shares held by RV QP, (iv) 1,271,901 shares held by RV IV Holdings, (v) 2,331,051 shares held by RV III Holdings, (vi) 457,416 shares held by RVPH and (vii) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RV IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings, RVPH and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. Ruch and Leschly hold no shares of the Issuer directly.

(3) This percentage set forth on the cover sheets are calculated based on 55,952,538 shares of Common Stock reported to be outstanding as of November 4, 2013 as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2013 as filed with the Securities and Exchange Commission (“SEC”) on November 8, 2013.

CUSIP No. 46118H104	13G/A	Page 13 of 22 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Mark Leschly
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Kingdom of Denmark
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER --0--
	6.	SHARED VOTING POWER 7,584,296 (2)
	7.	SOLE DISPOSITIVE POWER --0--
	8.	SHARED DISPOSITIVE POWER 7,584,296 (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,584,296 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.6% (3)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 260,030 shares held by RV IV, (ii) 1,432,203 shares held by RV KG, (iii) 1,374,283 shares held by RV QP, (iv) 1,271,901 shares held by RV IV Holdings, (v) 2,331,051 shares held by RV III Holdings, (vi) 457,416 shares held by RVPH and (vii) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RV IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings, RVPH and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. Ruch and Leschly hold no shares of the Issuer directly.

(3) This percentage set forth on the cover sheets are calculated based on 55,952,538 shares of Common Stock reported to be outstanding as of November 4, 2013 as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2013 as filed with the Securities and Exchange Commission (“SEC”) on November 8, 2013.

CUSIP No. 46118H104	13G/A	Page 14 of 22 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Habib Kairouz
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 40,423
	6.	SHARED VOTING POWER 7,584,296 (2)
	7.	SOLE DISPOSITIVE POWER 40,423
	8.	SHARED DISPOSITIVE POWER 7,584,296 (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,624,719 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.6% (3)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 260,030 shares held by RV IV, (ii) 1,432,203 shares held by RV KG, (iii) 1,374,283 shares held by RV QP, (iv) 1,271,901 shares held by RV IV Holdings, (v) 2,331,051 shares held by RV III Holdings, (vi) 457,416 shares held by RVPH and (vii) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RV IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings, RVPH and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. Ruch and Leschly hold no shares of the Issuer directly.

(3) This percentage set forth on the cover sheets are calculated based on 55,952,538 shares of Common Stock reported to be outstanding as of November 4, 2013 as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2013 as filed with the Securities and Exchange Commission (“SEC”) on November 8, 2013.

CUSIP No. 46118H104	13G/A	Page 15 of 22 Pages

Item 1(a).    Name of Issuer:

Intralinks Holdings, Inc. (the “Issuer”)

Item 1(b).    Address of Issuer’s Principal Executive Offices:

150 E. 42nd Street, 8th Floor, New York, New York 10017

Item 2(a).    Name of Person Filing:

This statement is filed by:

(i)	Rho Ventures IV QP, L.P. (“RV QP”)
(ii)	Rho Ventures IV, L.P. (“RV IV”)
(iii)	Rho Ventures IV GmbH & Co. Beteiligungs KG (“RV KG”)
(iv)	Rho Ventures IV Holdings, LLC (“RV IV Holdings”)
(v)	Rho Ventures III Holdings, LLC (“RV III Holdings”)
(vi)	Rho Venture Partners Holdings, LLC (“RVPH”)
(vii)	Rho Investment Partners Holdings, LLC (“RIPH”)
(viii)	Rho Management Ventures IV, L.L.C. (“RMV”)
(ix)	Rho Capital Partners Verwaltungs GmbH (“RCP GmbH”)
(x)	Rho Capital Partners, LLC (“RCP”)
(xi)	Joshua Ruch (“Ruch”)
(xii)	Mark Leschly (“Leschly”)
(xiii)	Habib Kairouz (“Kairouz”)

RV QP, RV IV, RV KG, RV IV Holdings, RV III Holdings, RVPH, RIPH, RMV, RCP GmbH, RCP, Ruch, Leschly and Kairouz are sometimes individually referred to herein as a “Reporting Person” and collectively as the “Reporting Persons.”

This Amendment No. 2 (the “Amendment”) is being filed to reflect a change in beneficial ownership of the Reporting Persons resulting from one or more distributions of shares of common stock of the Issuer (the “Shares”) effected by one or more of the Reporting Persons.

Item 2(b).    Address of Principal Business Office or, if None, Residence:

Rho Ventures, 152 W 57th Street, 23rd Floor, New York, New York 10019

CUSIP No. 46118H104	13G/A	Page 16 of 22 Pages

Item 2(c).    Citizenship:

RV QP	Delaware
RV IV	Delaware
RV KG	Germany
RV IV Holdings	Delaware
RV III Holdings	Delaware
RVPH	Delaware
RIPH	Delaware
RMV	Delaware
RCP GmbH	Germany
RCP	Delaware
Ruch	United States
Leschly	Kingdom of Denmark
Kairouz	United States

Item 2(d).    Title of Class of Securities:

Common Stock, $0.0001 par value per share (the “Common Stock”)

Item 2(e).    CUSIP Number:

46118H104

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

(a) |_| Broker or dealer registered under Section 15 of the Act,
(b) |_| Bank as defined in Section 3(a)(6) of the Act,
(c) |_| Insurance Company as defined in Section 3(a)(19) of the Act,
(d) |_| Investment Company registered under Section 8 of the Investment Company Act of 1940,
(e) |_| Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
(f) |_| Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),
(g) |_| Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),
(h) |_| Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
(i) |_| Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
(j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 46118H104	13G/A	Page 17 of 22 Pages

Item 4.	Ownership

			Shared	Sole	Shared
	Shares Held	Sole Voting	Voting	Dispositive	Dispositive	Beneficial	Percentage of
Reporting Persons	Directly (1)	Power (1)	Power (1)	Power (1)	Power (1)	Ownership (1)	Class (1, 3)

RV QP	1,374,283	0	7,584,296	0	7,584,296	7,584,296	13.6%
RV IV	260,030	0	7,584,296	0	7,584,296	7,584,296	13.6%
RV KG	1,432,203	0	7,584,296	0	7,584,296	7,584,296	13.6%
RV IV Holdings	1,271,901	0	7,584,296	0	7,584,296	7,584,296	13.6%
RV III Holdings	2,331,051	0	7,584,296	0	7,584,296	7,584,296	13.6%
RVPH	457,416	0	7,584,296	0	7,584,296	7,584,296	13.6%
RIPH	457,412	0	7,584,296	0	7,584,296	7,584,296	13.6%
RMV (2)	0	0	7,584,296	0	7,584,296	7,584,296	13.6%
RCP GmbH (2)	0	0	7,584,296	0	7,584,296	7,584,296	13.6%
RCP	0	0	7,584,296	0	7,584,296	7,584,296	13.6%
Ruch (2)	0	0	7,584,296	0	7,584,296	7,584,296	13.6%
Leschly (2)	0	0	7,584,296	0	7,584,296	7,584,296	13.6%
Kairouz (2)	40,423	40,423	7,584,296	40,423	7,584,296	7,624,719	13.6%

(1)	Represents the number of shares of Common Stock currently underlying all Securities held by the Reporting Persons.
(2)	RMV is the general partner of RV IV and RV QP and the managing member of RV IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings, RVPH and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. Kairouz holds 40,423 shares directly. Ruch and Leschly hold no shares of the Issuer directly.
(3)	This percentage set forth on the cover sheets are calculated based on 55,952,538 shares of Common Stock reported to be outstanding as of November 4, 2013 as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2013 as filed with the Securities and Exchange Commission (“SEC”) on November 8, 2013.

CUSIP No. 46118H104	13G/A	Page 18 of 22 Pages

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit 1.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 46118H104	13G/A	Page 19 of 22 Pages

SIGNATURES

After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the persons signing below certifies that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2014

Rho Ventures IV QP, L.P.

By: Rho Management Ventures IV, L.L.C.

Its: General Partner

By: /s/ Jeffrey I. Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Rho Ventures IV, L.P.

By: Rho Management Ventures IV, L.L.C.

Its: General Partner

By: /s/ Jeffrey I. Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Rho Ventures IV GmbH & Co. Beteiligungs KG

By: Rho Capital Partners Verwaltungs GmbH

Its: General Partner

By: /s/ Jeffrey I. Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Rho Ventures IV Holdings LLC

By: /s/ Jeffrey I. Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Rho Ventures III Holdings LLC

By: /s/ Jeffrey I. Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Rho Venture Partners Holdings LLC

By: /s/ Jeffrey I. Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

CUSIP No. 46118H104	13G/A	Page 20 of 22 Pages

Rho Investment Partners Holdings LLC

By: /s/ Jeffrey I. Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Rho Management Ventures IV, L.L.C.

By: /s/ Jeffrey I. Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Rho Capital Partners Verwaltungs GmbH

By: /s/ Jeffrey I. Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Rho Capital Partners, LLC

By: /s/ Jeffrey I. Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Joshua Ruch

By: /s/ Jeffrey I. Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory for Joshua Ruch

Mark Leschly

By: /s/ Jeffrey I. Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory for Mark Leschly

Habib Kairouz

By: /s/ Jeffrey I. Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory for Habib Kairouz

CUSIP No. 46118H104	13G/A	Page 21 of 22 Pages

EXHIBIT INDEX

Exhibit 1    Item 8 Information

CUSIP No. 46118H104	13G/A	Page 22 of 22 Pages

Exhibit 1

Item 8 Information

1.	Rho Ventures IV QP, L.P.
2.	Rho Ventures IV, L.P.
3.	Rho Ventures IV GmbH & Co. Beteiligungs KG
4.	Rho Ventures IV Holdings, LLC
5.	Rho Ventures III Holdings, LLC
6.	Rho Venture Partners Holdings, LLC
7.	Rho Investment Partners Holdings, LLC
8.	Rho Management Ventures IV, L.L.C.
9.	Rho Capital Partners Verwaltungs GmbH
10.	Rho Capital Partners, LLC
11.	Joshua Ruch
12.	Mark Leschly
13.	Habib Kairouz